 Exhibit 4.43

Execution Copy

[Note: Translation from the original agreement in Chinese]

Equity Interests Pledge Agreement

This Equity Interests Pledge Agreement (the “Agreement”) is entered into on the day of December 26, 2012 by and between the following parties:

Pledgee: eLongNet Information Technology (Beijing) Co., Ltd.

Address: 10 Jiuxianqiao Middle Road, Chaoyang District, Beijing

Legal Representative: Guangfu Cui

Pledgor: Guangfu Cui

Address: No.1, XiangHongqi Street, Haidian District, Beijing

ID No.: 110108196902010857

Each party hereto shall be referred to as a “Party” and together the “Parties”.

WHEREAS,

(6)	Beijing Asiamedia Interactive Advertising Co., Ltd. (“Beijing Media”) is a limited liability company registered under the laws of the People’s Republic of China (“China”). Beijing Media is qualified to engage in the advertising business;

(7)	The Pledgor has agreed that Pledgee is the exclusive provider of internet advertising consulting and technical services to Beijing Media, and also licenses certain trademarks to Beijing Media;

(8)	Pledgee has provided Pledgor CUI Guangfu a loan of RMB500,000; Beijing Media and the shareholders of Beijing Media have agreed that, without the prior written consent of the Pledgee, Beijing Media will not conduct any business activities that may have a material adverse effect on its capital, debt or rights;

(9)	In order to ensure (i) the repayment of loans by Pledgor; (ii) that Beijing Media performs its payment obligations for the internet advertising consulting and technical services provided and software license provided by Pledgee; (iii) that Beijing Media performs its obligations and accepts responsibilities to Pledgee under the relevant agreements (including but not limited to obligations of Beijing Media or Pledgor to make all payments (including legal fees) and payment for any losses, interest, breach, expenses for realization of creditor’s rights) as stated herein Pledgor is willing to pledge all of its equity interests in Beijing Media (as defined below) to Pledgee as pledge security.

NOW THEREFORE, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement with the following terms:

1. Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.6	Pledge: means the full contents of Section 2 of this Agreement.

1.7	Equity Interest: means all equity interests in Beijing Media legally held by Pledgor.

1.8	Pledge Term: means the period provided for under Section 3.2 of this Agreement.

1.9	Event of Default: means any event in accordance with Section 7.1 of this Agreement.

1.10	Notice of Default means the notice of default issued by Pledgee in accordance with this Agreement.

2.	Pledge

2.3	The Pledgor agrees to pledge all its equity interests in Beijing Media (CUI Guangfu holds 50.0% shareholding of Beijing Media for paid-in capital of RMB500,000), including all rights, ownership and benefits to the Pledgee, and shall, as requested, transfer or assign these rights, ownership and benefits as security, such that the Pledgee has priority secured interest with respect to: all current or future rights, ownership, earnings, dividends and all other benefit, and all return of capital, all voting power associated with the shareholding, and all notices or other matters relating to the shareholding (“Pledged Equity Interest”).

2.4	During the Pledge Term, the Pledgee has the right to receive all dividends and other distributed profits relating to the equity interest. During the Pledge Term, the Pledgor shall instruct the company not to distribute any dividends, profits or other distribution plan; if Pledgor receives any dividends, profit distribution or other economic benefits from the equity interest, Pledgor shall, in accordance with Pledgee’s instructions, transfer such proceeds to a designated account of Pledgee, and shall not move such proceeds without the prior written consent of Pledgee. During the Pledge Term, if the Pledgor buys any newly issued capital of the company (“New Equity”), the New Equity shall automatically become part of the Pledge under the terms of this agreement.

3. Secured Obligation and Pledge Term

3.1 Secured Obligation

 3.1.1 The Parties understand and confirm that the value of the secured obligation will fluctuate up to the settlement date. Accordingly, based on the reasonable appraisal of the Pledgor and Pledgee, both Pledgor and Pledgee confirm and agree, that prior to the settlement date, the maximum value of the secured obligation shall be RMB200 million(“Maximum Value”), i.e. CUI Guangfu’s shareholding has a secured obligation of RMB200 million. Based on fluctuation in value, Pledgor and Pledgee can adjust the Maximum Value prior to the settlement date by entry, from time to time, into contract amendments.

3.1.2 If any of the following events occur (“Settlement Cause”), the value of the secured obligation shall be determined as of the most recent prior date or the date of the occurrence.

(a)    The termination or expiration of all or any other relevant agreements;

(b)    Occurrence of, and failure to cure, an event of default under Section 7 of this Agreement, causing Pledgee to issue a notice of default under Section 7.3 to the relevant Pledgor;

(c)    Pledgee, based on appropriate inquiry, reasonably believes that Pledgor and/or Beijing Media have lost the ability to make repayment, or may be unable to repay; and

(d)    Other circumstances requiring determination of the value of the secured obligation under PRC law.

3.1.3.       For the avoidance of doubt, the date of occurrence of the Settlement Cause shall be the settlement date (the “Settlement Date”). Pledgor has the right, in accordance with Section 8, to exercise the Pledge on the settlement date or thereafter.

3.2     Pledge Term

 3.2.1 After entry into this Agreement, the Parties shall register the Pledge with the SAIC of the site of incorporation of Beijing Media, and Pledgor shall provide a copy of the pledge registration and application with the SAIC to Pledgee within 7 days.

3.2.2  The Pledge shall take effect as of the date when the equity interests under this Agreement are recorded with the SAIC, and shall terminate on the occurrence of either of the following two events: (i) the secured obligation has been fully repaid or settled through other means, or (ii) Pledgee achieves complete control over the secured obligation and exercises that control under the terms of this Agreement.

4. Physical Possession of Documents

4.4	During the Pledge Term of this Agreement, the Pledgor shall deliver possession of the Certificate of Funding and the Shareholder Register of Beijing Media to the Pledgee within one week from the date of entry into this Agreement.

4.5	The Pledgee shall be entitled to receive all dividends from the equity interests.

4.6	The pledge in this Agreement shall be record in the Shareholders’ Register of Beijing Media.

5. Declarations of Pledgor

5.1   Pledgor is the legal owner of the equity interests, and has the right to use the equity interests as a security for Pledgee.

5.2	Pledgor has not pledged or encumbered the equity interests to any person other than Pledgee.

5.3   During the Pledge Term, once Pledgee exercises the Pledge in accordance with this Agreement, there shall be no legal objection or obstacle from any other party.

5.4   Pledgee has the right, under applicable law and this Agreement, to exercise the Pledge.

5.5   Pledgor has obtained all necessary consents and is fully authorized to enter into and perform the obligations of this Agreement; entry into this Agreement does violate any law or contravene other contracts or agreements.

5.6   There is no pending civil, administrative or criminal litigation, administrative penalty or arbitration relating to the equity interests, and no such civil, administrative or criminal litigation, administrative penalty or arbitration will occur.

5.7   There are no unpaid taxes, fees or unresolved legal procedures, processes, etc. relating to the equity interests.

5.8.   This Agreement contains the authentic expression of the intent of the Parties, and is binding and enforceable.

6.	Representations and Warranties of Pledgor
6.1	During the effective term of this Agreement, in the interests of Pledgee, Pledgor covenants to Pledgee that Pledgor shall:

6.1.1	Not transfer or assign the equity interests, create or permit to create any pledges, which may have an adverse effect on the rights or benefits of the Pledgee; unless the Parties have agreed otherwise.

6.1.2	Comply with and implement laws and regulations with respect to the pledge of rights, present to Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five days upon receiving such notices, orders or suggestions and comply with such notices, orders or suggestions, or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

6.1.3	Promptly notify Pledgee of any events or any received notices which may affect or adversely influence the Pledgor’s equity interest or any part of its right, and any events or any notices which may change any of Pledgor’s covenants and obligations under this Agreement.

6.2	Pledgor agrees that the Pledgee’s right of exercising the Pledge obtained from this Agreement shall not be suspended or hampered through legal procedure by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any other person.

6.3	Pledgor warrants to the Pledgee that in order to protect or perfect the security over the payment of the fees and performance of the obligations under the relevant agreements, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, agreements, and or perform and cause other parties who have interests to take action as required by the Pledgee and assist the exercise of the rights and authorization vested in the Pledgee under this Agreement.

6.4	Pledgor warrants to Pledgee that Pledgor shall execute all documents with respect to the changes of certificate of equity interests with the Pledgee or the person (natural person/legal entity) designated by the Pledgee and, within a reasonable time, provide all notices, orders and decisions regarded as necessary by the Pledgee.

6.5	Pledgor warrants to the Pledgee that the Pledgor will comply with and perform all guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee for the reasons that the Pledgor does not perform or fully perform their guarantees, covenants, agreements, representations and conditions.

7. Events of Default

7.1	The following events shall be deemed events of default:

7.1.1	Beijing Media fails to make full payment as required under the relevant terms and agreements, or fails to perform the other obligations of the relevant agreements;

7.1.2	The Pledgor makes any material misleading or fraudulent representations or warranties under Section 5 herein, and/or the Pledgor is in violation of any warranties under Section 6 herein;

7.1.3	The Pledgor violates any provisions of this Agreement;

7.1.4	The Pledgor waives the pledged equity interests or transfers or assigns the pledged equity interests without prior written consent from the Pledgee;

7.1.5	The Pledgor is unable to repay any general debt or other debts. Any external loan, security, compensation, covenants or any other compensation liabilities of the Pledgor is (1) required to be repaid or performed prior to the scheduled date; or is (2) due but cannot be repaid or performed as scheduled, and thereby causes Pledgee to deem that the Pledgor’s capacity to perform the obligations herein is affected;

7.1.6	This Agreement is illegal due to the promulgation of the related laws which cause the Pledgor to be unable to continue to perform the obligations herein;

7.1.7	Any approval, permit, license or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement is withdrawn, suspended, invalidated or materially amended;

7.1.8	The property of the Pledgor is adversely changed and causes the Pledgee to deem that the capability of the Pledgor to perform the obligations herein is adversely affected;

7.1.9	The successors or assignees of Beijing Media perform only a portion of, or refuse to perform the payment obligations under the terms of the relevant service agreements;

7.1.10 Default caused by the action or inaction of Pledgor breaching other Sections of this Agreement;

7.1.11 In accordance with applicable law, other circumstances whereby the Pledgee is incapable of exercising the right to dispose the Pledge in accordance with the related laws.

7.2	Pledgor shall immediately give a written notice to Pledgee if Pledgor is aware of or finds that any event under Section 7.1 herein or any events that may result in the foregoing events have happened or may occur.

7.3	Unless the event of default under Section 7.1 herein has been resolved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to Pledgor and require Pledgor to immediately make full payment of the overdue service and software license fees under the relevant agreements, enter into other agreement with Beijing Media, or dispose of the Pledge in accordance with Section 8 herein.

8. Exercise of the Pledge

8.5	Until Beijing Media has fully complied with the payment and other obligations under the relevant agreements, Pledgor shall not transfer or assign the equity interests without prior written approval from Pledgee, unless the Parties have agreed otherwise.

8.6	Subject to Section 7, the Pledgee may exercise the right to exercise the Pledge when the Pledgee gives a notice of default.

8.7	The Pledgee is entitled to have priority in receiving payment from the auction or sale of whole or part of the equity interests pledged herein in accordance with legal procedure until the outstanding consulting and service fees and all other payables under the relevant agreements are repaid.

8.8	The Pledgor shall not hinder the Pledgee from exercising the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

9. Transfers

9.5	The Pledgor shall not grant or transfer his rights and obligations herein without prior consent from the Pledgee.

9.6	This Agreement shall be binding upon the Pledgor and his successors and be effective as to the Pledgee and each successor or assignee.

9.7	The Pledgee may transfer or assign his all or any rights and obligations under the relevant agreements to any individual (natural person or legal entity) at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee were a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.8	After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall enter into a pledge agreement.

10. Termination

10.1	Under the following circumstances, this Agreement terminates: satisfaction simultaneously of the following conditions (1) all service fees from the relevant service agreements and software license fees are fully paid, (2) Pledgor has repaid all loans, (3) Beijing Media has fully performed all obligations under the relevant agreements or the relevant agreements have been terminated, and (4) Beijing Media does not have any obligations under the relevant agreements.

10.2	Pledgee has the right of early termination of this agreement. Except as set forth in Section 10.1, Pledgor may not terminate this agreement.

11. Fees and Other Charges

11.1	The Pledgor shall be responsible for all the fees and actual expenditures in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgor shall fully indemnify such taxes paid by the Pledgee.

11.2	The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor for the reason that the Pledgor fails to pay any payable taxes, fees or charges in accordance with this Agreement; or the Pledgee has recourse to any foregoing taxes, charges or fees by any means for other reasons.

12. Force Majeure

12.1	Force majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Pledge affected by force majeure shall notify the other party of exemption promptly;

12.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by force majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of force majeure and attempt to resume performance of the obligations delayed or prevented by the event of force majeure. After the event of force majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

13. Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with PRC law.

13.2	Any dispute, controversy or claim arising from the agreement or relating to the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the effective rules of Arbitration on the date of application. The arbitration award shall be final and binding upon both parties.

13.3	Arbitration place shall be in Beijing.

13.4	Arbitration language shall be Chinese.

13.5	The arbitral panel shall be composed of three arbitrators. Each party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.

13.6	Both parties agree that the court of arbitration established according to the regulation shall have the right to provide effective relief in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out performance of the arbitral award.

13.7	Both parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

14. Notice

14.1	Any notice, which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder, shall be in writing form (including fax and telex). Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time.

15. Appendices

15.1 The appendices to this Agreement constitute an integral part of this Agreement.

16. Other

16.1	This agreement, replaces all prior agreements with respect to the subject matter hereof.

16.2	The Parties may enter into agreements to amend or supplement this Agreement; Pledgee has the right to unilaterally amend or supplement this Agreement, and Pledgor shall cooperate and unconditionally sign any additional documents to reflect such amendment or supplement.

16.3	The term of this agreement is twenty (20) years, which shall be automatically extended for additional 20 year terms, and such extensions may be without limit.

16.4	This Agreement is executed in Chinese in four copies, and each Party holds one copy and one copy shall be used for registration of the Pledge with the Administration of Industry and Commerce, all copies shall have the same legal effect.

[No text hereunder]

[Signature page of Equity Interests Pledge Agreement]

Pledgee: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/ Guangfu Cui
Official Seal: /s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Pledgor: Guangfu Cui
Signature:	/s/ Guangfu Cui

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